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                                                                      EXHIBIT 12

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                YEARS ENDED DECEMBER 31,
                                                            --------------------------------
                                                            2000   1999   1998   1997   1996
                                                            ----   ----   ----   ----   ----
Income (loss) from continuing operations..................  $(41)  $(63)  $116   $234   $ 82
Add:
  Interest................................................   186    106     69     58     60
  Portion of rentals representative of interest factor....    13     11     10     10     12
  Preferred stock dividend requirements of majority-owned
     subsidiaries.........................................    --     22     27     21     21
  Income tax expense and other taxes on income............   (27)    82     13     80     79
  Amortization of interest capitalized....................    --     --     --     --     --
  Undistributed (earnings) losses of affiliated companies
     in which less than a 50% voting interest is owned....    --     --     --     --     --
                                                            ----   ----   ----   ----   ----
          Earnings as defined.............................   131   $158   $235   $403   $254
                                                            ====   ====   ====   ====   ====
Interest..................................................  $186   $106   $ 69   $ 58   $ 60
Interest capitalized......................................     6     --     --     --     --
Portion of rentals representative of interest factor......    13     11     10     10     12
Preferred stock dividend requirements of majority-owned
  subsidiaries on a pre-tax basis.........................    --     35     30     16     37
                                                            ----   ----   ----   ----   ----
          Fixed charges as defined........................   205   $152   $109   $ 84   $109
                                                            ====   ====   ====   ====   ====
Ratio of earnings to fixed charges........................   .64   1.04   2.16   4.80   2.33
                                                            ====   ====   ====   ====   ====

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Note: For the year ended December 31, 2000, earnings were inadequate to cover fixed charges by $74 million.